Exhibit 10.74

***Text Omitted and Filed Separately with the Securities and Exchange Commission. Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 240.24b-2.

AMENDMENT NO. 1 TO SALES CONTRACT

This AMENDMENT NO. 1 (“Amendment”) is to that certain Sales Contract, dated as of July 1, 2010 (“Contract”), by and between Horizon Pharma USA, Inc. (“Buyer”) and BASF Corporation (“BASF” or “Seller”). Capitalized terms used and not defined herein shall have the respective meanings assigned to such terms in the Contract. This Amendment shall be effective as of January 1, 2016 (the “Amendment Effective Date”).

Recitals:

WHEREAS, Buyer and BASF previously negotiated the Contract; and

WHEREAS, pursuant to Section 1 of the Terms and Conditions of the Contract, the parties desire to amend the Contract as provided herein effective as of the Amendment Effective Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, and intending to be legally bound, the parties hereby agree as follows:

Agreement:

1. Term. The first sentence of the “TERM” section of the Contract shall be deleted in its entirety and replaced with the following text:

“The term of this Contract will expire on December 31, 2018 (the “Initial Term”). Following the Initial Term, the Contract will automatically renew for a period of three (3) years (“Renewal Term”) at a price negotiated in good faith between the parties; provided that during the Renewal Term the price will not exceed […***…], subject to BASF’s right to adjust the price during the Renewal Term based on market conditions. Notwithstanding the foregoing, either party may terminate this Agreement either at the end of the Initial Term or any time during the Renewal Term by giving the other party at least […***…] months’ written notice of termination, for any reason or no reason . The Initial Term together with the Renewal Term, if any, is referred to herein as the “Term”.

2. Price. The “PRICE” section of the Contract shall be deleted in its entirety and replaced with the following text:

“From […***…] through […***…], the price of the Product is $[…***…]/kg. From […***…] through […***…], the price of the Product will be $[…***…]/kg.”

3. Miscellaneous. All other terms and conditions of the Agreement will remain unchanged. This Amendment together with the Agreement, and all of the attachments, exhibits and schedules hereto and thereto constitute the entire agreement of the parties with respect to the subject matter hereof and supersede any and all existing or prior agreements and communications, whether written or oral, relating to the subject matter hereof. This Amendment may be executed in counterparts (which may be exchanged by facsimile), each of which shall be deemed an original, but which together shall constitute one and the same instrument. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, USA, excluding its conflict of laws principles.

[signature page follows]

***Confidential Treatment Requested

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement as of the date first above written.

HORIZON PHARMA USA, INC.		BASF CORPORATION

By:	/s/ Jeffrey W. Sherman	By:	/s/ Danielle Piergentili
	Name: Jeffrey W. Sherman, M.D., FACP Title: Chief Medical Officer		Name: Danielle Piergentili Title: Vice President, Pharma Ingredients & Services – North America